EXHIBIT 99.1

NGP Capital Resources Company Announces Declaration of Dividend

HOUSTON, March 19, 2008 (PRIME NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.40 per common share. The expected dividend payment date is April 11, 2008 to shareholders of record on March 31, 2008. The tax characteristics of all dividends will be reported to each shareholder on Form 1099 after the end of the year.

Commenting on the dividend, John Homier, NGPC President and CEO, said, "This first quarterly dividend for the year is consistent with our objective of managing our investment portfolio for total return for our investors. It is reflective of the total return that we expect to generate throughout 2008 from both net investment income as well as from realized capital gains."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

CONTACT:  NGP Capital Resources Company
          INVESTMENT CONTACT:
          Please send investment proposals to:
          John Homier
            jhomier@ngpcrc.com
          Kelly Plato
            kplato@ngpcrc.com
          Dan Schockling
            dschockling@ngpcrc.com
          713-752-0062
          INVESTOR RELATIONS CONTACT:
          Steve Gardner
            713-752-0062
          investor_relations@ngpcrc.com